U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 1-K

ANNUAL REPORT PURSUANT TO REGULATION A

OF THE SECURITIES ACT OF 1933

For the Fiscal year ended December 31, 2025

INDICIA CORPORATION

(Exact name of issuer as specified in its charter)

Florida	33-4828999
(State of other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

3762 Roscommon Dr., Suite 137

Ormond Beach, FL 32174

(Address, including zip code of principal executive office)

386-404-8817

(Issuer’s telephone number, including area code)

Class A Common Stock

(Title of each class of securities issued pursuant to Regulation A)

Item 1. Business

Indicia Corporation (“Indicia”) was incorporated on April 7, 2025, in the state of Florida and with its primary place of business located at 3762 Roscommon Drive, Suite 137, Ormond Beach, FL 32174. Indicia Capital LLC was originally incorporated in the State of Florida on November 20, 2024, and converted to Indicia Capital LLC on April 16, 2025. Indicia acquired Indicial Capital LLC (“Capital”). On June 22, 2025, Indicia divested of Capital through a stock transfer with its owners while retaining some of Capital’s assets.

Our Business

Indicia Corporation is an artificial intelligence (“AI”) education, information and consulting company that works with and guides business owners and entrepreneurs through the process of enabling AI for their business. Indicia will work with business owners, management and entrepreneurs to assist them in deploying AI to accelerate growth and profitability in their business.

Based in Central Florida and Kansas City, Mo., Indicia, through its products and services, will assist business owners and entrepreneurs to accelerate their business growth utilizing the Indicia products and services to unlock the power of AI.

Indicia will work with business owners to integrate AI tools, assistants, and agents to become more productive and profitable. The company utilizes a low-cost, high-volume content strategy — including books, white papers, and the AI Business Toolkit — to onboard clients into its AI ecosystem.

Additionally, Indicia is in the process of launching GlobalWire.ai, a news and wire service that will act as a worldwide hub for news and information related to AI innovations, transactions and related topics.

Our Products and Services

▪	Indicia is in the process of creating and launching its initial proprietary product, the AI Business Toolkit, which is a user friendly system that assists business owners and management to easily and quickly deploy the power of artificial intelligence for their business, enabling them to more efficiently grow and manage their business, streamline costs and eliminate inefficiencies and ultimately drive greater growth and higher profit margins.

▪	Indicia will also provide education in the form of webinars, workshops and ongoing training and coaching, through its a team of AI experts, to educate and assist business owners and entrepreneurs to utilize the power of artificial intelligence to grow and better manage their business.

▪	Additionally, Indicia plans to launch GlobalWire.ai, a first of its kind news and wire service that will act as a worldwide hub for news and information related to AI innovations, transactions and related topics.

Description of Property

We do not own any plants or facilities.

Legal Matters

We are not currently party to any legal proceedings and we are not aware of any pending or threatened litigation against us that we believe could have a material adverse effect on our business, operating results or financial condition.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview of Operations

Indicia Corporation (“Indicia”) was incorporated on April 7, 2025, in the state of Florida and with its primary place of business located at 3762 Roscommon Drive, Suite 137, Ormond Beach, FL 32174. Indicia Capital LLC was originally incorporated in the State of Florida on November 20, 2024, and converted to Indicia Capital LLC on April 16, 2025. Indicia acquired Indicial Capital LLC (“Capital”). On June 22, 2025, Indicia divested of Capital through a stock transfer with its owners while retaining some of Capital’s assets.

Indicia Corporation is an AI education, information and consulting company that will work with and guide business owners and entrepreneurs through the process of enabling AI for their business. Indicia works with business owners, management and entrepreneurs to assist them in deploying AI to empower growth and profitability in the dynamic new world market.

Emerging Growth Company

We are an emerging growth company as defined in the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year following the fifth anniversary of the completion of this offering, (2) the last day of the fiscal year in which we have total annual gross revenue of at least $1.235 billion, as such amount is indexed for inflation every five years by the Securities and Exchange Commission to reflect the change in the Consumer Price Index for All Urban Consumers during its most recently completed fiscal year, (3) the last day of the fiscal year in which we are deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our common stock held by non-affiliates exceeded $700.0 million as of the last business day of the second fiscal quarter of such fiscal year or (4) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. An emerging growth company may take advantage of specified reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. As an emerging growth company,

●	As a newly formed start-up company, we present only initial audited financial statements and related management’s discussion and analysis of financial condition and results of operations in our initial registration statement;

●	we avail ourselves of the exemption from the requirement to obtain an attestation and report from our auditors on the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act Section 404(b);

●	we avail ourselves of the exemption from the requirement to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditors’ report providing additional information about the audit and the financial statements;

●	we provide reduced disclosure about our executive compensation arrangements; and

●	we do not require shareholder non-binding advisory votes on executive compensation or golden parachute arrangements.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of some accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We are also a “smaller reporting company,” as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). To the extent that we continue to qualify as a smaller reporting company after we cease to qualify as an emerging growth company, certain of the exemptions available to us as an emerging growth company may continue to be available to us as a smaller reporting company, including: (i) not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes Oxley Act; (ii) scaled executive compensation disclosures; and (iii) the requirement to provide only two years of audited financial statements, instead of three years.

Results of Operations for the year ended December 31, 2025 and for the period from inception (November 20, 2024) to December 31, 2024 (Audited)

Gross Revenue: We generated $0 in gross revenue for the year ended December 31, 2025 and for the period from inception (November 20, 2024) to December 31, 2024, as we had no operating activity during the initial inception period.

Operating Expenses: Operating expenses are comprised of general and administrative expenses of $90,557 for the year ended December 31, 2025, compared to $0 for the period from inception (November 20, 2024) to December 31, 2024. The increase was primarily attributable to a $75,000 bad debt expense recorded on our Note Receivable, along with $14,726 of professional fees and $831 of other administrative costs (comprising communication expense, corporate filing fees, and bank charges) incurred in connection with our formation and commencement of operations during 2025.

Other Income/(Expenses): Other income was $27,539 for the year ended December 31, 2025, compared to $0 for the period from inception (November 20, 2024) to December 31, 2024. Other income for 2025 consisted of $10,311 of interest income and $30,021 of amortized interest income on our Note Receivable, partially offset by a $10,311 credit loss expense, a $1,398 decrease in the fair value of the Contractual Right prior to its distribution as part of the spin-out of Indicia Capital, LLC, and $1,084 of interest expense on our related-party notes payable. As described under "Liquidity and Capital Resources" below, our Note Receivable was subsequently restructured in March 2026, which we expect will affect the timing and amount of future interest income recognized on this asset.

Net Income/Net Loss: We incurred a net loss of $63,018 for the year ended December 31, 2025, compared to $0 for the period from inception (November 20, 2024) to December 31, 2024. The net loss was primarily attributable to $90,557 of general and administrative expenses, driven largely by a $75,000 bad debt expense on our Note Receivable, partially offset by $27,539 of other income, consisting principally of amortized interest income on the Contractual Right discount.

Our management's discussion and analysis of our financial condition and results of operations is based on our financial statements, which are prepared in accordance with U.S. generally accepted accounting principles ("GAAP") issued by the Financial Accounting Standards Board ("FASB"). The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported expenses during the reporting periods. Actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are more fully described in the notes to our financial statements appearing elsewhere in this document, we believe that the accounting policies discussed therein are critical to our financial results and to the understanding of our past and future performance, as these policies relate to the more significant areas involving management's estimates and assumptions. We consider an accounting estimate to be critical if: (1) it requires us to make assumptions because information was not available at the time or it included matters that were highly uncertain at the time we were making our estimate; and (2) changes in the estimate could have a material impact on our financial condition or results of operations.

Liquidity and Capital Resources

As of December 31, 2025, we had cash of $9,543 and working capital of $74,204, compared to no cash and no operations as of December 31, 2024. For the year ended December 31, 2025, net cash used in operating activities was $15,557, primarily reflecting our net loss adjusted for non-cash items, including a $75,000 allowance for bad debt and $10,311 of credit loss expense, partially offset by $30,021 of amortized interest income. Net cash used in investing activities was $150,000, consisting of the funding of our Note Receivable to a related party. Net cash provided by financing activities was $175,100, consisting of $100,100 from the issuance of common stock, $65,000 from related-party notes payable, and $10,000 of capital contributions from our shareholders.

In March 2026, we entered into a modified payment arrangement with the borrower under our Note Receivable, permitting repayment of $15,000 per month commencing April 1, 2026 and continuing until all principal and interest due are paid in full. We expect this arrangement to provide a source of recurring cash inflow going forward, although it remains subject to the borrower's continued performance under the restructured terms.

We believe our cash balance is not sufficient to fund our operations for any period of time. Our primary sources of liquidity to date have been proceeds from the issuance of common stock, related-party debt financing, and capital contributions from our shareholders. We do not have any committed external sources of capital and have been utilizing and may utilize funds from our related parties, who have informally agreed to advance funds to pay for the offering costs, filing fees, and professional fees. We anticipate additional internal financing in the near future or later. This type of financing is expected to be based on similar material terms to the previous loans, in the form of promissory notes and bearing interest at 7% per annum.

Long-term financing beyond the maximum aggregate amount of this offering may be required to expand our business. The exact amount of funding will depend on the scale of our development and expansion. We currently have not planned our expansion, and we have not decided yet on the scale of our development and expansion and on the exact amount of funding needed for our long-term financing.

Our independent registered public accountant has issued a going concern opinion. This means that there is doubt that we can continue as an ongoing business for the next twelve months unless we obtain additional capital to cover our expenses. This is because we have not generated revenues and no revenue is anticipated until we complete our initial business development. There is no assurance we will ever reach that stage.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have, or are reasonably likely to have, a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Equity-based compensation

None.

Item 3. Directors and Officers

The following table sets forth the name, age, and position of our executive officers and directors. Executive officers are elected annually by our Board of Directors.  Each executive officer holds his office until he resigns, is removed by the Board, or his successor is elected and qualified.  Directors are elected annually by our shareholders at the annual meeting.  Each director holds his office until his successor is elected and qualified or his earlier resignation or removal.

Name	Age	Position
Jim Byrd	67	Chairman, CEO, Principal Financial Officer and Director
D. Shane Hackett	62	President, Chief Marketing Officer and Director

Jim Byrd, (Chairman and CEO) is a veteran corporate attorney and venture capital professional who possesses a unique blend of both legal and entrepreneurial skills. Jim has served as attorney, strategic adviser, venture capital partner and corporate executive to numerous private and public companies in his distinguished 40 year career. Jim serves as the Company’s Chairman and CEO in a part-time capacity, working approximately fifteen hours per week since inception. Since 2018, Jim has had his own law firm, Byrd Law Group, at which he works full time. A lifelong business builder, Jim has owned and managed a successful private equity and venture capital firm. His work spans multiple industries, including technology, media, finance, manufacturing, automotive, oil and gas, real estate, and health and wellness. Jim has held leadership roles in numerous private and public companies, including serving as Vice Chairman of Success Magazine, New York (1998-2000), and has taken on roles such as Chairman, CEO, General Counsel, and Director. Jim’s lifelong commitment to building businesses and helping them thrive sets him apart as a trusted leader and advisor.

Douglas Shane Hackett (“Shane”) (President, Director and CMO) is a renowned direct marketing expert. Shane is a 25 year media and marketing veteran, having built multiple broadcast, technology, marketing and training companies. Shane serves as the Company’s President and Chief Marketing Officer in a part-time capacity, working approximately fifteen hours per week since inception. Shane has also been Chairman of Market Leverage, LLC, at which he works full time since 2010, which is an Inc. 100 Advertising Firm and Fortune 5000 fastest growing company. He previously served as President and General Manager of the radio stations KGU-AM in Honolulu, Hawaii, KTSS-FM in Honolulu, Hawaii and WTIX-AM in New Orleans, Louisiana. He served as Director of Continuity and Executive Producer for Gannett with KCMO AM/FM and the Kansas City Chiefs Radio Network. Shane began his career in radio, having been responsible for the creation and production of several nationally syndicated radio shows, including “Baseball Sunday with Joe Garagiola”, “Football Sunday”, and “NBA Basketball Sunday”.

Family Relationships

There are no family relationships among any of the directors and executive officers.

Involvement in Certain Legal Proceedings

Our directors and officers have not been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, nor have been a party to any judicial or administrative proceeding during the past ten years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement. Except as set forth in our discussion below in “Certain Relationships and Related Transactions,” our directors and officers have not been involved in any transactions with us or any of our affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Except as set forth in our discussion below in “Certain Relationships and Related Transactions,” our directors and officers have not been involved in any transactions with us or any of our affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Executive Compensation

Name and Principal Position	Year Ended	Salary[2] ($)	Bonus ($)	Option Awards ($)	Nonequity Incentive Plan Compensation ($)	Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Jim Byrd CEO	2025	0	0	0	0	0	0	0
Shane Hackett, CMO	2025	0	0	0	0	0	0	0

[2]	The Company was incorporated on April 7, 2025, and as such, none of the executive officers have been compensated to date. If adequate funding is raised, the Company plans to pay initial pro-rated annual starting salaries as follows: Jim Byrd, $180,000, Shane Hackett $180,000. The Company may choose to increase salaries in 2027.

Employment Agreements

We have not entered into employment agreements with any of our employees, officers and directors.

Outstanding Equity Awards at Fiscal Year End

None.

Emerging Growth Company Status

As an emerging growth company, we are currently exempt from certain requirements related to executive compensation, including the requirements to hold a nonbinding advisory vote on executive compensation and to provide information relating to the ratio of total compensation of our Chief Executive Officer to the median of the annual total compensation of all of our employees, each as required by the Investor Protection and Securities Reform Act of 2010, which is part of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Item 4. Security Ownership of Management and Certain Securityholders

Principal Stockholders*

The following table sets forth information as to the shares of common stock beneficially owned as of June 30, 2026, by (i) each person known to us to be the beneficial owner of more than 10% of our common stock; and (ii) all of our Directors and Executive Officers as a group. Unless otherwise indicated in the footnotes following the table, the persons as to whom the information is given had sole voting and investment power over the Shares of common stock shown as beneficially owned by them. Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act, which generally means that any shares of common stock subject to options currently exercisable or exercisable within 60 days of the date hereof are considered to be beneficially owned, including for the purpose of computing the percentage ownership of the person holding such options, but are not considered outstanding when computing the percentage ownership of each other person. We currently have no options outstanding.

Name	Address	Shares(1)(2)	% Ownership
Blue Ridge Capital, LLC (James S. Byrd, P.A, Manager)	509 Stirling Bridge Drive, Ormond Beach, FL 32174	2,000,000	47.62%
777 Capital Partners, LLC (D. Shane Hackett, Partner)	8301 Fish Road, Kansas City, MO 64139	2,000,000	47.62%
Total Officers and Directors As a Group		4,000,000	95.24%

(1)	All shares owned by the officers, directors, director nominees and persons known to be the beneficial owner of more than 10% of the Company common stock are owned outright and none are acquirable upon exercise or conversion of outstanding warrants, options, notes or other derivative securities.

(2)	The shares have been purchased or granted; however, the shares are not yet issued by the stock transfer agent.

Item 5. Interest of Management and Others in Certain Transactions

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a description of our related party transactions since our inception (November 20, 2024) to December 31, 2025.

Spin-Out of Indicia Capital, LLC

On June 22, 2025, we completed the spin-out of our wholly owned subsidiary, Indicia Capital, LLC, to Blue Ridge Capital, LLC and 777 Capital Partners, LLC (collectively, the "Buyer"), entities that are related parties to us by virtue of common control through majority shareholding. In connection with the spin-out, we retained 100% of the rights to a $150,000 promissory note issued by Helio Corporation (the "Note Receivable"), while the contractual right to receive 15,000 restricted shares of Helio Corporation common stock, along with $50,000 of related-party notes payable and associated accrued interest, transferred to Indicia Capital, LLC and, as a result, to the Buyer. The transfer of the $50,000 in related-party notes payable was accounted for as a capital contribution and increased our additional paid-in capital.

Note Receivable – Related Party

In April 2025, our then-subsidiary, Indicia Capital, LLC, provided a loan of $150,000 to Helio Corporation, a related party, bearing interest at 9.75% per annum. As additional consideration for the loan, Helio Corporation agreed to transfer to us a contractual right to receive 15,000 restricted shares of its common stock. Following the counterparty's default on the note in October 2025, we recorded an allowance for credit losses of $75,000 against the note and fully reserved $10,311 of accrued interest receivable as of December 31, 2025. In March 2026, we entered into a modified repayment arrangement with Helio Corporation, permitting repayment of $15,000 per month commencing April 1, 2026 until all principal and interest due are paid in full.

Notes Payable – Related Parties

During April 2025, we entered into financing arrangements with Douglas S. Hackett, a shareholder of the Company, and Blue Ridge Capital, LLC, each in the principal amount of $25,000, bearing interest at 7.0% per annum; these notes transferred with Indicia Capital, LLC as part of the June 2025 spin-out and are no longer our obligations. During July 2025, we entered into additional financing arrangements with Blue Ridge Capital, LLC and 777 Capital Partners, LLC, each in the principal amount of $5,000, and in September 2025, with Douglas S. Hackett in the principal amount of $5,000, in each case bearing interest at 7.0% per annum and maturing one year from the date funds were received. As of December 31, 2025, an aggregate principal balance of $15,000 in related-party notes payable remained outstanding, with accrued interest payable of $1,084.

Officer Expense Reimbursement

During the year ended December 31, 2025, we reimbursed $3,807 to our Chief Executive Officer for expenses paid on our behalf in the ordinary course of business.

Capital Contributions

During the year ended December 31, 2025, our shareholders contributed $10,000 in cash to our capital.

Review, Approval, and Ratification of Related Party Transactions

We do not currently have a formal written policy for the review, approval, or ratification of related party transactions. Our board of directors reviews related party transactions on a case-by-case basis. We intend to adopt formal policies and procedures for the review and approval of transactions with related parties going forward.

Indemnification of Officers and Directors

Our Bylaws include provisions that provide for indemnification, expense advancement and reimbursement for our directors and officers, to the maximum extent allowable under Florida law. We plan to enter into customary indemnification agreements with our officers or directors. We currently maintain directors’ and officers’ insurance covering certain liabilities that may be incurred by directors and officers in the performance of their duties.

Transfer Agent and Registrar

We do not currently have a transfer agent.

Stock Market Listing

Our shares of common stock are not listed or authorized for listing on any stock exchange.

Limitations on Liability and Indemnification of Officers and Directors

Florida law authorizes corporations to limit or eliminate (with a few exceptions) the personal liability of directors to corporations and their shareholders for monetary damages for breaches of directors’ fiduciary duties as directors. Our Articles of Incorporation and Bylaws include provisions that eliminate, to the maximum extent allowable under Florida law, the personal liability of directors or officers for monetary damages for actions taken as a director or officer, as the case may be. Our Articles of Incorporation and Bylaws also provide that we must indemnify and advance reasonable expenses to our directors and officers to the fullest extent permitted by Florida law. We are also expressly authorized to carry directors’ and officers’ insurance for our directors, officers, employees and agents for some liabilities. We currently maintain directors’ and officers’ insurance covering certain liabilities that may be incurred by directors and officers in the performance of their duties.

The limitation of liability and indemnification provisions in our Articles of Incorporation and Bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to the indemnification provisions in our Articles of Incorporation and Bylaws.

There is currently no pending litigation or proceeding involving any of the directors, officers or employees for which indemnification is sought.

In so far as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 6. Other Information

Certain Unregistered Sales of Equity Securities

The following is a summary of transactions by the Company from inception to December 2025 involving sales of our securities that were not registered under the Securities Act.

In April 2025, we issued 4,000,000 shares of common stock to the founders in transactions exempt from registration pursuant to Rule 506(b) Regulation D of the Securities Act.

In April 2025, we sold 200,000 shares of common stock for $0.50 per share in a private transaction exempt from registration pursuant to Rule 506(b) Regulation D of the Securities Act.

EXPERTS

The financial statements of Indicia Corporation as of December  31, 2025 and 2024 have been so included in reliance on the report of Astra Audit & Advisory, LLC of Tampa, Florida a registered PCAOB CPA firm, appearing elsewhere herein, given on the authority of said firm as experts in auditing and accounting.

Item 7. Financial Statements

INDICIA CORPORATION

FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Indicia Corporation

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Indicia Corporation (the Company) as of December 31, 2025 and 2024, and the related statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2025 and the period from November 20, 2024 (inception) to December 31, 2024, and the related notes and schedules (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the year ended December 31, 2025 and the period from November 20, 2024 (inception) to December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has no current operations or operating cash flows. These conditions raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2025.

PCAOB Firm ID #6920

Tampa, Florida

August 26, 2026

3702 W Spruce St #1430 ● Tampa, Florida 33607 ● +1.813.441.9707

INDICIA CORPORATION

BALANCE SHEETS

	As of December 31, 2025	As of December 31, 2024
ASSETS

Current Assets
Cash and equivalents	$9,543	$-
Note receivable - related party (net of allowance)	75,000	-
Other receivable (net of allowance)	-	-
Total Current Assets	84,543	-
		-
Total Assets	$84,543	$-

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable and accrued expenses	$339	$-
Notes payable - related parties	10,000	-
Total Current Liabilities	10,339	-

Non-Current liabilities
Note payable - related party	5,000	-
Accrued interest	745	-
Total Non-Current Liabilities	5,745	-
Total Liabilities	16,084	-

Commitments and Contingencies (Note 10)

Stockholders' Equity
Common stock (Authorized) 100,000,000 at No par value, 4,200,000 and no shares issued and outstanding as of December 31, 2025 and December 31, 2024, respectively.	131,577	-
Stock subscription receivable	(100)	-
Accumulated deficit	$(63,018)	-
Total Stockholders' Equity	68,459	-

Total Liabilities and Stockholders' Equity	$84,543	$-

The accompanying notes are an integral part of this financial statement.

INDICIA CORPORATION

STATEMENT OF OPERATIONS

	For the year ended December 31, 2025	For the period from November 20, 2024 (Inception) to December 31, 2024

Revenue	$-	$-
Gross Profit	-	-

Operating Expenses
General and administrative expenses	90,557	-
Total operating expenses	(90,557)	-

Net operating loss	(90,557)	-

Other Income/(Expenses)
Interest income	10,311	-
Amortized interest income	30,021	-
Change in fair value of contractual right	(1,398)	-
Interest expense	(1,084)	-
Credit loss expense	(10,311)	-
Total other income	27,539	-
Net loss before taxes	(63,018)	-

Provision for taxes	-	-
Net loss	$(63,018)	$-

Basic and diluted earning per common shares	$(0.02)	$0.00
Weighted average shares outstanding basic and diluted	3,082,192	-

The accompanying notes are an integral part of this financial statement.

INDICIA CORPORATION

STATEMENTS OF STOCKHOLDERS’ EQUITY

For the period from November 20, 2024 (Inception) to December 31, 2024 and For the Year Ended December 31 2025

	Common Stock		Stock subscription	Accumulated
	Shares	Amount ($)	receivable	Deficit	Total
Balance November 20, 2024 (Inception)	-	$-	$-	$-	$-
Net income	-	-	-	-	-
Balance December 31, 2024	-	-	-	-	-

Issuance of Common stock	4,200,000	100,200	(100)	-	100,100
Distribution of contractual right to owners	-	(28,623)	-	-	(28,623)
Transferring of related-party debt	-	50,000	-	-	50,000
Capital contribution	-	10,000	-	-	10,000
Net loss	-	-	-	(63,018)	(63,018)
Balance December 31, 2025	4,200,000	$131,577	$(100)	$(63,018)	$68,459

The accompanying notes are an integral part of this financial statement.

INDICIA CORPORATION

STATEMENTS OF CASH FLOWS

	For the year ended December 31, 2025	For the period from November 20, 2024 (Inception) to December 31, 2024
Net Loss	$(63,018)	$-
Adjustment to reconcile net loss to net cash used in operating activities:
Allowance for Bad Debt	75,000	-
Credit loss expense	10,311	-
Amortized interest income	(30,021)	-
Change in fair value of contractual right	1,398	-
Cash flows from operating activities
Changes in operating assets and liabilities:
Other receivable	(10,311)	-
Accounts payable and accrued expenses	339	-
Accrued interest	745	-
Net cash used in operating activities	(15,557)	-

Cash flows from investing activities
Note receivable - related party	(150,000)	-
Net cash used in investing activities	(150,000)	-

Cash flows from financing activities
Stock issuance	100,100	-
Capital contribution	10,000	-
Note payable - related party	65,000	-
Net cash provided by financing activities	175,100	-

Net change in cash	9,543	-
Cash at beginning of period	-	-
Cash at end of period	$9,543	$-

Supplemental cash flows disclosures:
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

Non-cash investing and financing activities
Stock subscription receivable	$100	$-
Investment in equity	$30,021
Distribution of contractual right to owners	$(28,623)	$-
Related-party debt retirement	$50,000	$-

The accompanying notes are an integral part of this financial statement.

INDICIA CORPORATION

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2025

NOTE 1 – ORGANIZATION AND BUSINESS

Indicia Corporation (the “Company”) is a corporation established under the corporation laws in the State of Florida on April 07, 2025.

Indicia Capital Inc. was incorporated in the State of Florida on November 20, 2024, and converted to Indicia Capital LLC on April 16, 2025.

On June 22, 2025, Indicia Capital LLC, the Company’s wholly owned subsidiary, was spun out to Blue Ridge Capital LLC and 777 Capital Partners LLC. Under the terms of the spin-out agreement, all rights to the $150,000 Note Receivable issued by Helio Corporation were assigned to Indicia Corporation. The remaining assets of the subsidiary, including the $50,000 notes payable, were transferred to Indicia Capital LLC as part of the spin-out.

The Company is a consulting company and specialty lender serving AI and other emerging technology companies. The Company has adopted December 31 fiscal year end.

NOTE 2 – GOING CONCERN

The Company’s financial statements as of December 31, 2025 have been prepared using generally accepted accounting principles in the United States of America (“US GAAP”) applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company’s ability to continue as a going concern is dependent upon its ability to generate profitable operations in the future and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. The outcome of these matters cannot be predicted with any certainty at this time. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time.

In order to continue as a going concern, the Company will need, among other things, additional capital resources. Management’s plan is to obtain such resources for the Company by obtaining capital from management and significant shareholders sufficient to meet its minimal operating expenses and seeking third party equity and/or debt financing. However, management cannot provide any assurances that the Company will be successful in accomplishing any of its plans. These financial statements do not include any adjustments related to the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Company prepared consolidated financial statements through spin-out date June 22, 2025 and included the accounts of its wholly owned subsidiary, Indicia Capital LLC. As a result of the spin-out, the Company no longer has any subsidiaries or entities under its control. Therefore, consolidated financial statements are no longer required, and the accompanying financial statements present the standalone financial position, results of operations, and cash flows of the parent company. These financial statements are presented on accrual basis in accordance with US GAAP.

Use of Estimates and Assumptions

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

Due to the limited level of operations, the Company's significant estimates primarily relate to the allowance for credit losses on the Note Receivable and the assumption that the Company is a going concern. Actual results could differ from those estimates.

Cash and Cash Equivalents

For purposes of the statements of cash flows, the Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents.

Income Taxes

Income taxes are provided in accordance with Accounting Standards Codification (“ASC”) 740, Accounting for Income Taxes. A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss carry forwards. Deferred tax expense (benefit) results from the net change during the year of deferred tax assets and liabilities.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

The Company is subject to tax filing requirements as a corporation in the federal jurisdiction of the United States. The Company had no taxable income during the periods ending December 31, 2025 and December 31, 2024.

Fair Value of Financial Instruments

ASC 825, “Disclosures about Fair Value of Financial Instruments”, requires disclosure of fair value information about financial instruments. ASC 820, “Fair Value Measurements” defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2025. A three-tier fair value hierarchy which prioritizes the inputs used in the valuation methodologies is as follows:

Level 1 Inputs - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

Level 2 Inputs - Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. These might include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (such as interest rates, volatilities, prepayment speeds, credit risks, etc.) or inputs that are derived principally from or corroborated by market data by correlation or other means.

Level 3 Inputs - Unobservable inputs for determining the fair values of assets or liabilities that reflect an entity’s own assumptions about the assumptions that market participants would use in pricing the assets or liabilities.

During the year ended December 31, 2025, the Company measured the Contractual Right to receive shares at fair value using Level 3 inputs prior to its distribution. Refer to Note 4.

As of December 31, 2025, the carrying amounts of the Company’s financial instruments, including the note receivable, other receivables, accounts payable and accrued expenses, approximate their respective fair value due to the short-term nature of these instruments.

As of December 31, 2025 and December 31, 2024, the Company does not have any assets or liabilities required to be measured at fair value on a recurring basis in accordance with the Financial Accounting Standards Board (“FASB”) ASC Topic 820, Fair Value Measurement.

Concentrations of Credit Risk

From time-to-time cash balances, held at a major financial institution may exceed federally insured limits of $250,000. Management believes that the financial institution is financially sound, and the risk of loss is low.

Revenue Recognition

The Company adopted ASC Topic 606, “Revenue from Contracts with Customers”, and all related interpretations for recognition of the Company’s revenue from services.

Revenue is recognized when the following criteria are met:

-	Identification of the contract, or contracts, with customer.
-	Identification of the performance obligations in the contract.
-	Determination of the transaction price.
-	Allocation of the transaction price to the performance obligations in the contract; and
-	Recognition of revenue when, or as, the Company satisfies a performance obligation.

No revenue was generated during the periods ended December 31, 2025 and December 31, 2024.

Other Income

The Company generates other income from interest earned on its Note Receivable. Interest income is recognized using the contractual interest rate over the term of the loan. Accrued interest is presented separately from the Note Receivable in the accompanying balance sheets.

Accounts Receivable

The Company's accounts receivable are recorded when billed and represent claims against third parties that will be settled in cash. Accounts receivable are stated at the amount management expects to collect, net of an allowance for credit losses.

The Company estimates its allowance for credit losses in accordance with ASC 326, Financial Instruments — Credit Losses (CECL), which requires estimation of expected credit losses over the contractual life of receivables based on historical loss experience, current conditions, and reasonable and supportable forecasts. The allowance is reviewed and adjusted each reporting period through bad debt expense, and receivables are written off when deemed uncollectible.

As of December 31, 2025 and 2024, the Company had no accounts receivable and, accordingly, no allowance for credit losses was recorded.

Notes Receivable

Notes receivable are recorded at face value upon issuance and carried at amortized cost. Interest income is accrued over time, based on the stated interest rate in the agreement and recognized in the statements of operations on a time-proportionate basis, regardless of when payments are received. The Company periodically evaluates the collectability of both principal and interest and recognizes an allowance for credit losses when impairment is indicated. If circumstances indicate that collection of future interest is not probable, the Company may discontinue the accrual of interest income and place the note on nonaccrual status.

Notes receivable are presented net of an allowance for credit losses that represents future expected credit losses over the life of the receivables based on current information and forward-looking economic considerations. Management evaluated the note receivable balance as of December 31, 2025 and recorded an allowance for expected credit losses based on the estimated collectability of both principal and accrued interest. There was no receivable as of December 31, 2024.

Commitments and Contingencies

The Company follows ASC 440 & ASC 450, subtopic 450-20 of the FASB ASC to report accounting for contingencies and commitments respectively. Certain conditions may exist as of the date financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur.

The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or un-asserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or un-asserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed. Management does not believe, based upon information available at this time, that these matters will have a material adverse effect on the Company’s financial position, results of operations or cash flows. However, there is no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows.

Earnings per Share

ASC 260, “Earnings Per Share”, specifies the computation, presentation and disclosure requirements for earnings (loss) per share for entities with publicly held common stock.

Basic net income (loss) per share amount is computed by dividing the net income (loss) by the weighted average number of common shares outstanding. Diluted earnings per share are the same as basic earnings per share due to the lack of dilutive items in the Company.

Segment Information

The Company operates as a single operating segment and single reportable segment. Operating segments are defined as components of a business that can earn revenue and incur expenses and for which discrete financial information is evaluated regularly by the chief operating decision maker (“CODM”) in deciding how to allocate resources and assess performance. The Company’s CODM, the Chief Executive Officer (“CEO”), allocates resources and assesses performance based upon financial information due to the interconnected relationship of the Company’s products to the same customers, therefore manages its business as a single operating segment.

New Accounting Pronouncements

In November 2024, the FASB issued Accounting Standards Update (ASU) 2024-03, Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses ("ASU 2024-03"), which requires public business entities to disclose, in the notes to the financial statements, disaggregated information about specific categories of expenses (such as purchases of inventory, employee compensation, depreciation, and intangible asset amortization) included in relevant income statement expense captions, on both an annual and interim basis. In January 2025, the FASB issued ASU 2025-01 to clarify the effective date of ASU 2024-03 for non-calendar year-end entities. As clarified, ASU 2024-03 is effective for the Company for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027, with early adoption permitted. The Company is currently evaluating the impact that the adoption of ASU 2024-03 will have on its financial statement disclosures; the ASU affects disclosure only and is not expected to have an impact on the Company's financial position, results of operations, or cash flows.

There were various other accounting standards and interpretations issued recently, none of which are expected to have a material impact on the Company's financial position, operations, or cash flows.

NOTE 4 - SUBSIDIARY DISPOSITION

On June 22, 2025, the Company completed the spin-out of its wholly owned subsidiary, Indicia Capital, LLC, to Blue Ridge Capital, LLC and 777 Capital Partners, LLC (collectively “Buyer”) – related parties. The Buyer is a related party, as the Company and the Buyer are under common control by virtue of majority shareholding. As of the date of the transaction, Indicia Capital, LLC was holding only two assets.

i)	A $150,000 promissory note (the “Note Receivable”) issued by Helio Corporation to Indicia Capital, LLC dated April 16, 2025; and

ii)	the contractual right to receive 15,000 restricted shares of Helio Corporation (HLEO) common stock (the “Contractual Right”).

As per the agreement, Indicia Corporation (the “Seller”) retained 100% of all rights in the Note and all monies due thereunder (which were assigned to the Seller from Indicia Capital, LLC), while the Contractual Right remained in Indicia Capital, LLC and therefore transferred, together with the ownership of Indicia Capital, LLC, to the Buyer. The Note Receivable retained by the Company is presented on the balance sheet at its carrying amount, net of the allowance for credit losses, while accrued interest, also net of the allowance for credit losses, is presented separately as other receivable.

The Contractual Right represented non-cash consideration provided by the borrower as an inducement for the lender to enter into the loan. Management concluded that the asset obtained was the contractual right to receive the shares rather than legal ownership of the shares themselves. Accordingly, the Contractual Right was initially recognized as a loan discount with a corresponding contractual right asset measured at fair value in accordance with the Company's valuation methodology. The Contractual Right was initially recognized on April 16, 2025 at $30,021, representing the discount recorded on the Note Receivable – related party at issuance. The Contractual Right was subsequently remeasured to $28,623 as of June 22, 2025, immediately before the spin-out. The $1,398 decrease in fair value between initial recognition and the spin-out date was recognized as a loss in the Statements of Operations, within change in fair value of investment. As a result of the spin-out of Indicia Capital, LLC, the Contractual Right was distributed to the new owners as part of the transfer of the subsidiary and was therefore removed from the Company’s balance sheet at its carrying amount immediately before the distribution. In addition to the Contractual Right, the Company transferred the outstanding related-party notes payable of $50,000 and the associated accrued interest on the same date as part of the spin-out. The distribution of these items was accounted for separately from the spin-out transaction as a nonreciprocal transfer to owners.

NOTE 5 - NOTE RECEIVABLE – RELATED PARTY

In April 2025, Indicia Capital, LLC (subsidiary) provided a loan to a related party Helio Corporation of $150,000. Interest is accrued annually at 9.75% per annum. There are no minimum monthly payments. Interest and principal were originally due in October 2025. As additional consideration for the making of this Note, Helio Corporation agreed to transfer 15,000 restricted shares to Indicia Capital, LLC. The contractual right related to 15,000 restricted shares would have been restricted and subject to a six-month lock-up from the IPO pricing date and the borrower agreed to register the shares 150 days after the IPO closing. The contractual right represented non-cash consideration provided by the borrower as an inducement for the lender to enter into the loan. This constituted an origination fee in-kind and has been accounted for as a loan discount. Management concluded that the asset obtained was the contractual right to receive the shares rather than legal ownership of the shares themselves. Accordingly, the Contractual Right was initially recognized as a loan discount with a corresponding contractual right asset measured at fair value in accordance with the Company's valuation methodology. As a result of the spin-out of Indicia Capital, LLC, the Contractual Right transferred with the subsidiary and was removed from the Company's balance sheet.

On June 22, 2025, as a result of the disposition of Indicia Capital, LLC (Note 4), entitlement to this Note Receivable was transferred to Indicia Corporation.

For the year ended December 31, 2025, interest earned on this note was $10,311.

The Note Receivable had a principal balance of $150,000 as of December 31, 2025. The carrying amount presented on the balance sheet reflects the gross principal balance, net of a $75,000 allowance for credit losses. Accrued interest receivable totaled $10,311 as of December 31, 2025 and was fully reserved through an allowance for credit losses based on management's assessment of collectability.

During the year ended December 31, 2025, the Company evaluated the collectability of this note. Based on the counterparty's creditworthiness and the note's default on October 16, 2025, the Company recorded an allowance for credit losses of $75,000 as of December 31, 2025.

NOTE 6 - NOTES PAYABLE – RELATED PARTIES

During April 2025, the Company entered into financing arrangements with Douglas S. Hackett and Blue Ridge Capital, LLC, each in the principal amount of $25,000, bearing interest at 7.0% per annum. In connection with the spin-out of Indicia Capital, LLC on June 22, 2025 (Note 4), these notes transferred with the subsidiary and ceased to be obligations of the Company.

During July 2025, the Company entered into financing arrangements with Blue Ridge Capital, LLC and 777 Capital Partners, LLC, each in the principal amount of $5,000, bearing interest at 7.0% per annum and maturing one year from the date the funds were received.

During September 2025, the Company entered into a financing arrangement with Douglas S. Hackett in the principal amount of $5,000, bearing interest at 7.0% per annum and maturing two years from the date the funds were received.

The above lenders are related parties by virtue of their common ownership.

As of December 31, 2025 and December 31, 2024, related party notes payable with aggregate principal balances of $15,000 and $0, respectively, remained outstanding. Accrued interest payable on these notes totaled $1,084 and $0 as of December 31, 2025 and December 31, 2024, respectively.

NOTE 7 - STOCKHOLDERS' EQUITY

The total number of common shares authorized that may be issued by the Company is 100,000,000 shares with a par value of nil.

During the month of April 2025, the Company issued 4,200,000 shares of common stock with a par value of nil against cash consideration of $100,000 and stock subscription receivable of $200. In May 2025, the Company collected $100 out of the $200 due against subscription receivable from the shareholders.

During the year ended December 31, 2025, the Company distributed the contractual right to receive Helio shares to its owners as part of the spin-out of Indicia Capital LLC. The carrying amount of the contractual right immediately prior to distribution was $28,623 and was recognized as a reduction of stockholders' equity.

As part of the spin-out of Indicia Capital, LLC, related-party notes payable with a carrying amount of $50,000 were transferred with the subsidiary. The transfer was recognized as a capital contribution and increased additional paid-in capital.

During the year ended December 31, 2025, the Company’s shareholders contributed $10,000 to the Company’s capital.

There were 4,200,000 and nil shares of common stock issued and outstanding as of December 31, 2025 and December 31, 2024 respectively.

NOTE 8 – INCOME TAXES

The Company has established deferred tax assets and liabilities for the recognition of future deductions or taxable amounts and operating loss carry-forwards. Deferred tax expense or benefit is recognized as a result of the change in the deferred tax asset or liability during the period using the currently enacted tax laws and rates that apply to the period in which they are expected to affect taxable income. Valuation allowances are established, if necessary, to reduce deferred tax assets to the amount that will more likely than not be realized.

The Company evaluates the realizability of its deferred tax assets on a jurisdiction-by-jurisdiction basis at each reporting date. A valuation allowance is established when it is more likely than not (a likelihood of more than 50%) that some portion, or all, of a deferred tax asset will not be realized. In making this assessment, management considers the Company's cumulative losses since inception (November 20, 2024), the absence of a history of generating taxable income, the lack of any carryback potential, and the uncertainty surrounding the timing and amount of future taxable income. Because the Company has not yet established a history of profitability and there is currently no other objectively verifiable evidence that its deferred tax assets will be realized, management has concluded that it is not more likely than not that the deferred tax assets will be realized and has therefore recorded a full valuation allowance against its net deferred tax assets as of December 31, 2025 and 2024.

The components of the Company's net deferred tax asset are primarily attributable to its federal net operating loss carry forward. Net operating losses generated in tax years beginning after December 31, 2017, do not expire but are limited to offsetting 80% of taxable income in future years. As of December 31, 2025, the Company had a federal net operating loss carry forward of approximately $63,018 (December 31, 2024: $0), resulting from its net loss before income taxes for the year then ended. The components of the deferred tax asset and the related valuation allowance as of December 31, 2025 and December 31, 2024 are as follows:

	December 31, 2025	December 31, 2024
Deferred tax assets:
Federal net operating loss carry forward	$13,234	$-
Total deferred tax assets	13,234	-
Less: valuation allowance	(13,234)	-
Net deferred tax asset	$-	$-

During the year ended December 31, 2025, the valuation allowance increased by $13,234, from $0 as of December 31, 2024, corresponding to the increase in the federal net operating loss carry forward generated during the year.

A reconciliation of the income tax benefit computed at the U.S. federal statutory rate to the Company's recorded income tax provision for the year ended December 31, 2025 and for the period from November 20, 2024 (inception) to December 31, 2024 is as follows:

	December 31, 2025	December 31, 2024
Net loss before income taxes	$(63,018)	$-
U.S. federal statutory tax rate	21%	21%
Income tax benefit at statutory rate	(13,234)	-
Increase in valuation allowance	13,234	-
Income tax provision	$-	$-
Effective tax rate	0%	0%

The Company has no unrecognized tax benefits and no accrued interest or penalties related to uncertain tax positions as of December 31, 2025 and 2024. The Company files income tax returns in the U.S. federal jurisdiction and is subject to examination by taxing authorities for all tax years since inception, as no returns have yet been filed or examined.

NOTE 9 – RELATED PARTY TRANSACTIONS

During the year ended December 31, 2025, the Company reimbursed $3,807 to its Chief Executive Officer for expenses he paid on behalf of the Company. In addition, the Company’s shareholders contributed $10,000 to the Company’s capital during the year.

No related-party transactions occurred during the periods ended December 31, 2025 and December 31, 2024 other than those disclosed above and in “Note 4 - Subsidiary Disposition,” “Note 5 - Note Receivable – Related Party,” and “Note 6 - Notes Payable – Related Parties.” These transactions are not necessarily indicative of the terms and conditions that would have been obtained in comparable transactions with unrelated third parties.

NOTE 10 – COMMITMENTS AND CONTINGENCIES

From time to time, the Company may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. Litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm the Company’ business. As of December 31, 2025 and December 31, 2024, the Company was not involved in any lawsuits or legal proceedings.

NOTE 11 – SUBSEQUENT EVENTS

As of January 15, 2026, the Company entered into a subscription agreement to issue 10,000 common shares to the Company’s CEO for a purchase price of $10,000.

As of March 3, 2026, the Company entered into a subscription agreement to issue 100 common shares to a purchaser for a total consideration of $100.

Restructuring of Note Receivable - As on March 23, 2026, the Company and the Helio Corporation entered into a modified payment arrangement permitting repayment in specified installments over a defined period. Under the Agreement, the Company agreed to pay $15,000 per month, commencing April 1, 2026 and continuing on the first day of each month until all principal and interest due under the notes are paid in full. Provided payments are made timely, the note holders agreed to take no further action to pursue default or collection remedies under the notes. In the event of a payment default under the Agreement, the notes' original terms remain in full force, except that no default interest rate applies; interest continues to accrue at the stated rate of 9.75% until paid in full.

The Company evaluated all events or transactions that occurred through August 26, 2026. The Company determined that it does not have any subsequent event except those that have been disclosed above, requiring recording or disclosure in these financial statements.

Index to Exhibits

Exhibit No.	Description of Exhibit
2.1	Articles of Incorporation of Indicia Corporation (Incorporated by reference to Exhibit 2.1 to the Company’s Offering Statement on Form 1-A (File No, 024-12662) filed on September 09, 2025)
2.2	Bylaws of Indicia Corporation (Incorporated by reference to Exhibit 2.2 to the Company’s Offering Statement on Form 1-A (File No, 024-12662) filed on September 09, 2025)
4.1	Form of Subscription Agreement of Indicia Corporation (Incorporated by reference to Exhibit 4.1 to the Company’s Offering Statement on Form 1-A (File No, 024-12662) filed on September 09, 2025)
6.1	Unsecured Promissory Note in the principal sum of $25,000, of Indicia Corporation as Maker and dated April 16, 2025 (Incorporated by reference to Exhibit 6.1 to the Company’s Offering Statement on Form 1-A (File No, 024-12662) filed on September 09, 2025)
6.2	Unsecured Promissory Note in the principal sum of $25,000, of Indicia Corporation as Maker and dated April 16, 2025 (Incorporated by reference to Exhibit 6.2 to the Company’s Offering Statement on Form 1-A (File No, 024-12662) filed on September 09, 2025)
6.3	Unsecured Promissory Note in the principal sum of $150,000, of Helio Corporation as Maker and dated April 16, 2025 (Incorporated by reference to Exhibit 6.3 to the Company’s Offering Statement on Form 1-A (File No, 024-12662) filed on September 09, 2025)
6.4	Equity Sale and Transfer agreement of Indicia Corporation as Seller and dated June 22, 2025 (Incorporated by reference to Exhibit 6.4 to the Company’s Offering Statement on Form 1-A (File No, 024-12662) filed on September 09, 2025)
6.5	Unsecured Promissory Note in the principal sum of $5,000, of Indicia Corporation as Maker and dated July 7, 2025 (Incorporated by reference to Exhibit 6.5 to the Company’s Offering Statement on Form 1-A (File No, 024-12662) filed on September 09, 2025)
6.6	Unsecured Promissory Note in the principal sum of $5,000, of Indicia Corporation as Maker and dated July 7, 2025 (Incorporated by reference to Exhibit 6.6 to the Company’s Offering Statement on Form 1-A (File No, 024-12662) filed on September 09, 2025)
6.7*	Unsecured Promissory Note in the principal sum of $5,000, of Indicia Corporation as Maker and dated September 09, 2025
11.1*	Consent of Astra Audit & Advisory, Independent Registered Public Accounting Firm

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be filed on its behalf by the undersigned duly authorized.

Indicia Corporation

	By:	/s/ Jim Byrd
Date: August 28, 2026		Jim Byrd
CEO, Chairman, Director

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

Name	Title	Date

/s/ Jim Byrd	CEO, Principal Executive Officer, Principal	August 28, 2026
Jim Byrd	Financial Officer, Director

/s/ D. Shane Hackett	Director	August 28, 2026
D. Shane Hackett